Exhibit 5.6

Max Wilmanns	Warburgstrasse 50
Max.Wilmanns@lw.com	20354 Hamburg, Germany
Tel: +49 (40) 41 40 30
Fax: +49 (40) 41 40 31 30
www.lw.com

	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	New Jersey	Washington, D.C.
To:
Avago Technologies Finance Pte. Ltd.
1 Yishun Avenue 7
Singapore 768923
January 5, 2007
Re: Registration Statement on Form F-4 Relating to $500,000,000 Aggregate Principal Amount of 10-1/8% Senior Notes due 2013, $250,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013 and $250,000,000 Aggregate Principal Amount of 11-7/8% Senior Subordinated Notes due 2015
Ladies and Gentlemen:
1.	We have acted as special German counsel to Avago Technologies GmbH (the “Company” or the “Guarantor”) in connection with the guarantee (the “German Guarantee”) by the Company in connection with the issuance by Avago Technologies Finance Pte. Ltd., a Singapore private limited company, Avago Technologies U.S. Inc., a Delaware corporation, and Avago Technologies Wireless (U.S.A.) Manufacturing, Inc., a Delaware corporation (collectively, the “Issuers”) of up to $500,000,000 aggregate principal amount of 10-1/8% Senior Notes due 2013 (the “Fixed Rate Senior Notes”), $250,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Floating Rate Senior Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and $250,000,000 aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the guarantees of the Notes (the “Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”) pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”), as amended from time to time (the “Registration Statement”) and under:
a)	an indenture for the issuance by the Issuers of the Senior Notes dated as of 1 December 2005, as supplemented as of 11 April 2006 and as of 3 January
Latham & Watkins LLP, a Delaware limited liability partnership

2007 (as supplemented, the “Senior Note Indenture”), among the Issuers, the Guarantor and The Bank of New York, as trustee (the “Trustee”), and

b)	an indenture for issuance by the Issuers of the Senior Subordinated Notes dated as of 1 December 2006, as supplemented as of 11 April 2006 and as of 3 January 2007 (as supplemented, the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Issuers, the Guarantor and the Trustee.
The Notes and the Guarantees will be issued in exchange for the outstanding 10-1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11-7/8% Senior Subordinated Notes due 2015 (collectively, the “Outstanding Notes”), and the guarantees thereof.

This opinion (the “Opinion”) is rendered to you in connection with the Registration Statement and may only be relied upon by you and by persons entitled to rely upon it pursuant to applicable provisions of United States federal securities laws.

2.	For the purposes of this Opinion, we have examined such matters of fact and questions of law as we have considered appropriate under the circumstances. We have examined, among other things, the following:
a)	a copy of the executed Senior Note Indenture dated as of 1 December 2005;

b)	a copy of the executed Senior Subordinated Note Indenture dated as of 1 December 2005;

c)	certified excerpts from the commercial register (Handelsregisterauszug) of the local courts of Stuttgart and Böblingen in relation to the Company dated 15 December 2006 and 21 November 2005, respectively;

d)	certified copies of the articles of incorporation (Satzung) as of 15 December 2006 and 8 November 2005 of the Company;

e)	a copy of the shareholders’ resolution of the Company dated as of 18 November 2005 regarding, inter alia, (i) the Indenture, (ii) Senior Subordinated Indenture, (iii) the purchase agreement dated 21 November 2005 (the “Purchase Agreement”) and (iv) the registration rights agreement dated 1 December 2005 (the “Registration Rights Agreement”);

f)	a copy of the supplement to the Senior Note Indenture and to the Senior Subordinated Note Indenture as of 3 January 2007 (the “Supplemental Indentures”); and

g)	a copy of a shareholders’ resolution of the Company dated 22 December 2006 regarding the Supplemental Indentures.
The documents described in paragraph a), b) and f) above are referred to as the “Bond Documents”. The document described in paragraph c) above is referred to as “Commercial Register Excerpt”. The documents described in paragraph d) through e) and

g) are referred to herein collectively as the “Corporate Documents” (together with the Bond Documents the “Documents”).
With your consent we have relied upon the foregoing with respect to factual matters. We have not independently verified such factual matters.
We are opining herein as to the effect on the subject transaction only of the laws of the Federal Republic of Germany (“Germany”) as they are in effect on the date hereof and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
3.	In rendering this Opinion we have assumed
a)	the genuineness of all signatures and the legal capacity of natural persons;

b)	the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies;

c)	that the Commercial Register Excerpt is accurate and complete as of its date and that no changes to the facts related therein have occurred between the date the Commercial Register Excerpt was issued and the date hereof;

d)	that the Documents have not been revoked, rescinded, repealed, terminated, amended or supplemented other than as indicated herein;

e)	the valid execution and delivery by or on behalf of all parties (other than the Company) of the Documents, including that the execution of each of the Documents by each of the relevant signatories was duly authorized by the party which such signatory purported to represent;

f)	that the parties to the Documents (other than the Company) have been duly organized and are validly existing and have the corporate power and authority to enter into and to perform their respective obligations under the Documents;

g)	that the signatures on the signature lines for the Company under the Bond Documents and under the shareholders’ resolution listed under paragraph 2 a), b) and e) above are those of Kenneth Yeh-Kang Hao;

h)	that the signatures on the signature lines for the Company under the Supplemental Indentures above are those of Rex Jackson;

i)	that the signatures on the signature lines under the shareholders’ resolution listed under paragraph 2 g) above are those of Rex Jackson and Europe Management Company B.V.;

j)	that there are no other agreements among the parties to the Documents that would affect this Opinion; and

k)	the accuracy of all representations and warranties as to matters not covered by this Opinion made by the Company in the Bond Documents.

4.	Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
a)	The Company is duly incorporated and validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany and the Commercial Register Excerpts do not reveal any insolvency or any resolution or court order for winding up of the Company.

b)	The Company has the corporate power and authority to enter into the Bond Documents to which it is a party to and perform and execute their obligations thereunder.

c)	The execution and performance of the Bond Documents, including the German Guarantee, have been duly authorized by all necessary corporate action on the part of the Company.

d)	The Company has duly executed the Bond Documents and to which it is a party by authorized representatives.
5.	This Opinion is rendered only to you for your own behalf in connection with the Registration Statement and by persons entitled to rely upon it pursuant to applicable provisions of United States federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein. This Opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/ Max Wilmanns
Max Wilmanns
LATHAM & WATKINS LLP

Schedule A

State or Other Jurisdiction of Incorporation or
Name	Organization

Avago Technologies ECBU IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies Enterprise IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies Fiber IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies General IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies International Sales Pte. Limited	Singapore

Avago Technologies Manufacturing (Singapore) Pte. Ltd.	Singapore

Avago Technologies Sensor IP Pte. Ltd.	Singapore

Avago Technologies Wireless IP (Singapore) Pte. Ltd.	Singapore

Avago Technologies Sensor (U.S.A.) Inc.	Delaware

State or Other Jurisdiction of Incorporation or
Name	Organization

Avago Technologies U.S. R&D Inc.	Delaware

Avago Technologies Wireless (U.S.A.) Inc.	Delaware

Avago Technologies (Malaysia) Sdn. Bhd.	Malaysia

Avago Technologies Enterprise Holding (Labuan) Corporation	Labuan

Avago Technologies Fiber Holding (Labuan) Corporation	Labuan

Avago Technologies Imaging Holding (Labuan) Corporation	Labuan

Avago Technologies Storage Holding (Labuan) Corporation	Labuan

Avago Technologies Wireless Holding (Labuan) Corporation	Labuan

Avago Technologies Holdings B.V.	Netherlands

Avago Technologies Wireless Holdings B.V.	Netherlands

State or Other Jurisdiction of Incorporation or
Name	Organization

Avago Technologies Canada Corporation	Canada

Avago Technologies GmbH	Germany

Avago Technologies Italy S.r.l.	Italy

Avago Technologies Japan, Ltd.	Japan

Avago Technologies Mexico, S. de R.L. de C.V.	Mexico

Avago Technologies UK Limited	England